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                     February 13, 2024

       Tony Tianyu Hou
       Chief Financial Officer
       Sea Limited
       1 Fusionopolis Place, #17-10
       Galaxis Singapore 138522

                                                        Re: Sea Limited
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed April 6, 2023
                                                            File No. 001-38237

       Dear Tony Tianyu Hou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services